ELEVATION FRANCHISE VENTURES, LLC

SUBORDINATED PROMISSORY NOTE

$2,300,000	June 19, 2019

FOR VALUE RECEIVED, Elevation Franchise Ventures, LLC, a Delaware limited liability company (“Company”), promises to pay to FAT Brands Inc., a Delaware corporation (“Holder”), or its registered assigns, the principal sum of Two Million Three Hundred Thousand Dollars ($2,300,000), together with interest on the unpaid principal balance of this Note at a rate equal to six percent (6.0%) per annum, from the date of this Subordinated Promissory Note (this “Note”) until the principal amount hereof and all interest accrued thereon is paid (or offset as provided in Section 2(a)). Subject to earlier offset as provided in Section 2(a), payment of this Note shall be amortized, with equal payments in the amount of Thirty-Three Thousand Six Hundred Dollars ($33,600) due on the third (3rd) day of each month in an amount calculated to pay off the debt, including accrued interest on the outstanding balance, over a fixed term of eighty-four (84) months, with the first payment due August 3, 2019 and the final payment due and payable on August 3, 2026 (the “Maturity Date”). Notwithstanding the foregoing, however, in the event that Holder does not deliver any payment to Company within five (5) Business Days after the date a payment is due under the Buyer Note, Company’s payment obligation under this Note shall be excused until such time as Company has received such missed payment from Holder.

This Note and the Convertible Subordinated Promissory Note issued to Company by Holder of even date herewith (the “Buyer Note”) are issued pursuant to, and subject to the terms of, that certain Membership Interest Purchase Agreement dated as of June 19, 2019 (the “Purchase Agreement”), by and among Holder, as Buyer, Company and AH-HA Holdings, LLC, as Sellers, and the Sellers’ Representative named therein and, to the extent provided therein, the other individuals identified on the signature page thereto. All capitalized terms used but not otherwise defined in this Note have the meanings ascribed thereto in the Purchase Agreement.

1. Payments. All payments of principal and interest shall be in lawful money of the United States of America and shall be made to Holder at Holder’s address not later than 5:00 p.m. Eastern Time on the date such payments are due and payable (or, if such day is not a Business Day, on the next Business Day) by check payable to Holder or by wire transfer of immediately available funds to an account specified by Holder.

2. Offset.

(a) Offset; Option. Provided that each of Company and Holder has made on-time payments pursuant to the Buyer Note and this Note, as applicable, for a period of three (3) years following the Closing Date, Holder shall have the right, exercisable at any time thereafter, to offset (i) the outstanding principal amount hereof and all interest accrued and unpaid thereon against (ii) the outstanding principal amount of the Buyer Note and all interest accrued and unpaid thereon, in which event Holder shall deliver the net balance owed under the Buyer Note after such offset (the “Offset Balance”) to Company as described below. In the event that Holder exercises such option, Holder shall provide to Company written notice thereof (the “Option Notice”).

(b) Termination of Rights. All rights with respect to this Note shall terminate upon full payment hereof or upon payment of the Offset Balance pursuant to Section 2(a), whether or not this Note has been surrendered. Notwithstanding the foregoing, Holder agrees to surrender this Note to Company for cancellation as soon as is practicable following full payment hereof or following payment of the Offset Balance, as applicable.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. Company, twice in any consecutive twelve (12) month period, fails to deliver payment when due under this Note to Holder within five (5) Business Days of the Company’s receipt of written notice to Company of such failure to pay;

(b) Breaches of Covenants. Company fails to observe or perform any other covenant, obligation, condition or agreement contained in this Note and such failure continues for twenty (20) Business Days after the Company’s receipt of written notice of such failure;

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admits in writing its inability to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its or any of its creditors; (iv) is dissolved or liquidated; (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vi) takes any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered or such proceeding is not dismissed or discharged within forty-five (45) days of commencement.

4. Rights of Holder upon Default. Upon the occurrence of any Event of Default, subject to the provisions of Section 2, and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare the Net Balance immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Purchase Agreement the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

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5. Unsecured Obligation; Subordination. This Note shall be a general unsecured obligation of Company. This Note is subordinated in right of payment to all indebtedness of Company arising under any agreement or instrument to which Company or any of its Affiliates is a party that evidences indebtedness for borrowed money that is senior in right of payment to this Note, whether existing on the date hereof or hereafter arising (the “Senior Debt”). Company hereby agrees and, by accepting this Note, Holder hereby acknowledges and agrees that so long as any Senior Debt remains outstanding, (a) Company shall not make, and the Holder shall not receive or retain, any payment made under this Note if the Senior Debt documents prohibit such payments and (b) if any payment is made in violation of this Section 5, Holder shall promptly deliver the same to holder of Senior Debt ( “Senior Creditor”) in the form received, with any endorsement or assignment necessary for the transfer of such payment from Holder to Senior Creditor, to be either (in Senior Creditor’s sole discretion) held as cash collateral securing the Senior Debt or applied in reduction of the Senior Debt and, until so delivered, Holder shall hold such payment in trust as the property of Senior Creditor. Nothing in this Section 5 shall preclude or prohibit Holder from exercising any remedies pursuant to Section 4.

6. Notices. All notices and other communications required or permitted under this Note shall be in writing and shall be delivered in person, sent by documented overnight delivery service or mailed by first-class registered or certified mail, return receipt requested, postage prepaid, addressed (a) if to Holder, at the address of Holder set forth on the signature page of this Note, or (b) if to Company, to the attention of the Seller Representative at P.O. Box 4406, Carmel, California for delivery by U.S. Mail or at 3385 Rio Road, Carmel, California for other methods of delivery. Unless otherwise specified in this Note, all such notices and other written communications shall be effective (and considered delivered and received for the purposes of this Note) (i) if personally delivered, upon delivery; (ii) if sent by documented overnight delivery services, on the date following the date on which such notice is delivered to such delivery service for overnight delivery; or (iii) if mailed, four (4) days after depositing in the U.S. Mail.

7. Prepayment. Company may not prepay this Note, in whole or in part, without the prior written consent of Holder.

8. Amendment and Waiver. This Note may be amended, and the observance of any provision of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and Holder.

9. Governing Law. This Note shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Delaware, as such laws apply to contracts entered into and wholly to be performed within such state, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

10. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures delivered in .pdf format shall be legally valid for all purposes hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

ELEVATION FRANCHISE VENTURES, LLC

By:	/s/ Hans Hess
Name:	Hans Hess
Title:	Chairman of the Board

Acknowledged and Agreed:

HOLDER:

FAT BRANDS INC.

By:	/s/ Andrew A Wiederhorn
Name:	Andrew A Wiederhorn
Title:	Chief Executive Officer
Address:

[Signature page to Elevation Franchise Ventures, LLC Subordinated Promissory Note]